UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008

FedEx Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15829	62-1721435
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 818-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.02.	Results of Operation and Financial Condition.

Attached as Exhibit 99.1 and incorporated herein by reference is a copy of FedEx Corporation’s press release, dated June 2, 2008, relating to the charge described below in Item 2.06 of this report, which will be included in FedEx’s financial results for the fiscal quarter and year ended May 31, 2008. The press release is being furnished pursuant to Item 2.02 of Form 8-K and General Instruction B.2 thereunder. The information in the release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 2.06.	Material Impairments.

On June 2, 2008, the Board of Directors of FedEx Corporation, upon the recommendation of its Audit Committee, concurred with FedEx management’s conclusion that a charge of approximately $891 million ($696 million, net of tax, or $2.22 per diluted share), predominantly for impairment of the value of the Kinko’s trade name and the goodwill recorded as a result of the February 2004 acquisition of FedEx Kinko’s (formerly Kinko’s, Inc.), would need to be recorded in the fourth quarter ended May 31, 2008 — $515 million related to impairment of the trade name and $367 million related to reduction of the recorded value of the goodwill. The conclusion was made in connection with FedEx’s annual impairment testing of goodwill and other intangible assets conducted in the fourth quarter in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and in connection with the preparation of the financial statements to be included in FedEx’s annual report on Form 10-K for the fiscal year ended May 31, 2008. Key factors contributing to the impairment of these assets were the decision to phase out and minimize the use of the Kinko’s name during the next several years (FedEx Kinko’s is being rebranded as FedEx Office), a decline in FedEx Kinko’s recent and forecasted financial performance, and the decision to reduce the rate of the long-term expansion of FedEx Kinko’s retail network. FedEx does not expect to be required to make any current or future cash expenditures as a result of the impairment.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY2009 AIC Compensation Plan. On June 2, 2008, the Board of Directors of FedEx Corporation, upon the recommendation of its Compensation Committee, established the annual incentive compensation (“AIC”) plan for FedEx’s named executive officers for the fiscal year ending May 31, 2009. The AIC program provides a cash payment opportunity to the officers at the conclusion of the fiscal year based upon the achievement of AIC plan objectives for company financial and individual performance, which are established at the beginning of the year. Under the fiscal 2009 AIC plan, company financial performance will be measured by diluted earnings per share (“EPS”), rather than consolidated pre-tax income, and the payout opportunity relating to individual performance will be contingent upon achievement of EPS objectives under the plan (as well as individual performance objectives). Otherwise, the fiscal 2009 AIC plan (including the target and maximum payouts) for the named executive officers is materially consistent with the previously disclosed terms of the AIC program.

LTI Compensation Plans. On June 2, 2008, the Board of Directors, upon the recommendation of its Compensation Committee, decided that the charge described above in Item 2.06 of this report would be excluded from fiscal 2008 EPS for purposes of (i) determining achievement levels under FedEx’s long-term incentive (“LTI”) compensation plans for the three-fiscal-year periods 2006 through 2008, 2007 through 2009 and 2008 through 2010, and (ii) setting EPS goals under the LTI compensation plan for the three-fiscal-year period 2009 through 2011. These plans provide cash payment opportunities to FedEx’s named executive officers for fiscal 2008, 2009, 2010 and 2011, respectively, based upon achievement of aggregate EPS goals for the relevant three-fiscal-year period. The Board based this decision upon its belief that including the charge in the calculation of EPS for purposes of the first three plans would result in substantially reduced payouts that would not accurately reflect the company’s core financial performance during the relevant three-year period. The Board was also concerned that such an unfair result could adversely impact FedEx’s ability to retain its highly qualified and effective management. With respect to the FY2009-FY2011 LTI compensation plan, without excluding the charge, the goals would be substantially too low and too easily exceeded, thereby resulting in above-target or maximum payouts that would not accurately reflect the company’s core financial performance during the three-year period. Otherwise, the FY2009-FY2011 LTI compensation plan (including the threshold, target and maximum payouts) for the named executive officers is materially consistent with the previously disclosed terms of the LTI compensation program.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished as part of this Report.

Exhibit
Number	Description
99.1	Press Release of FedEx Corporation dated June 2, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FedEx Corporation

Date: June 2, 2008

By: /s/ John L. Merino
John L. Merino
Corporate Vice President and
Principal Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release of FedEx Corporation dated June 2, 2008.

E-1